Exhibit 10.1

MEADOWBROOK INSURANCE GROUP, INC.
2012 LONG TERM INCENTIVE PLAN

1.      Purpose; Effectiveness of the Plan

(a)      The purpose of this Plan is to provide key employees and executives of the Company and its Subsidiaries, whose performance helps the Company achieve its long term financial goals, the opportunity to earn bonuses payable in the form of restricted stock under the Company’s Stock Option Plans.  The Plan will also advance the interests of the Company and its shareholders by helping the Company and its Subsidiaries attract and retain the services of key employees and executives, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company and its shareholders.

(b)           The Plan is effective January 1, 2012. All Stock Awards referred to under this Plan shall be made by action of the Board and pursuant to the terms and conditions of the Stock Option Plans, as amended.  This Plan will remain in effect until it is terminated by the Board.

2.      Definitions.   Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan:

(a)           “2002 Stock Option Plan” means the Meadowbrook Insurance Group, Inc., 2002 Amended and Restated Stock Option Plan.

(b)           “2009 Equity Compensation Plan” means the Meadowbrook Insurance Group, Inc., Amended and Restated 2009 Equity Compensation Plan.

(c)           “Base Salary” means the annual amount of regular salary payable to a Participant at the commencement of any performance period and shall not include income attributable to the exercise of stock options, the grant of Restricted Stock, bonuses of any type, contributions to the Company’s retirement plans, benefits provided to the Participant or any other cash or in kind payments to a Participant.

(d)           "Board" means the Board of Directors of the Company.

(e)           “Long Term Incentive Award” means the total bonus payable to a Participant for a specified Performance Period, as determined by the Committee in its discretion and expressed as a percentage of the Participant’s Base Salary.

(f)           “Cash Award” means the portion of the Long Term Incentive Award payable in cash.

(g)           "Cause" means (i) the Participant's material breach of an employment agreement, if any, between the Participant and the Company or one of its Subsidiaries, (ii) the Participant’s breach of a Confidential Information Agreement between the Participant and the Company or one of its Subsidiaries, (iii) the breach of any non-disclosure or non-compete agreement between the Participant and the Company or one of its Subsidiaries, or (iv) the Participant engages in illegal conduct or willful misconduct which materially and demonstrably injures the Company.  For purposes of determining whether "Cause" exists, no act or failure to act, on the Participant's part shall be considered "willful," unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief by the Participant that his action or omission was in the best interests of the Company.

(h)           For purposes of this Plan, a "Change in Control" shall be deemed to have taken place upon:

1.           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subparagraph 1, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of  subparagraph 3  of this Section (i); or

2.           Within any 12 month period, individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a director subsequent to the date hereof and whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed to be a member of the Incumbent Board; provided, further, that notwithstanding the immediately preceding proviso, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a Person, other than the Board of Directors of  the Company, shall not be deemed to be a member of the Incumbent Board; or

3.           Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination: (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board immediately prior to the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

4.           Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the aforementioned, with respect to any payment under this Plan that is considered deferred compensation under Code Section 409A, no event shall be considered a Change in Control, unless the event also constitutes a change in the ownership or effective control pursuant to Code Section 409A(a)(2)(A)(v) and the final regulations promulgated thereunder.

(i)           “Code” means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of this Plan's adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise).

(j)           "Committee" means the Compensation Committee of the Company's Board of Directors provided the Compensation Committee is comprised solely of Non-Employee Directors.  In the alternative, the Board of Directors may, in its discretion, choose to act as the Committee for the Plan.

(k)           "Company" means Meadowbrook Insurance Group, Inc., a Michigan corporation and its successor or successors.

(l)           “Crediting Rate” means for any calendar year, the Treasury Bill rate, as reported in The Wall Street Journal, Midwest Edition.

(m)           "Disability" has the same meaning as "permanent and total disability," as defined in Code Section 22(e)(3).

(n)           "Fair Market Value" means the market price per share of such Stock determined by the Committee for the Company’s Stock Option Plans as of any given date pursuant to the terms and conditions of such plans.

(o)           “Fiscal Year” means the twelve month period commencing January 1 and ending December 31 of the applicable year.

(p)           “Good Reason” a Participant will be deemed to have terminated his employment for “Good Reason” if the Participant tenders his or her resignation to the Company within six months following the occurrence of any one or more of the following, without the Company having previously obtained the Participant’s written consent:  (i) Participant is not reelected to or is removed from the position the Participant holds with the Company or a Subsidiary as of the beginning of the most recent Performance Period under this Plan; (ii) the Company or a Subsidiary fails to vest Participant with or removes from Participant the duties, responsibilities, authority or resources that the Participant reasonably needs to competently perform his duties for the Company; (iii)  the Company changes the primary location of Participant’s employment to a place more than 50 miles from  the Participant’s primary location of employment immediately prior to such change; or (iv) an action or failure to act that constitutes “Good Reason” pursuant to a written employment agreement to which both the Company and the Participant are parties.

(q)           “Maximum Long Term Incentive Award” means the Long Term Incentive Award which the Committee, subject to its discretion, would declare if the Company’s Performance Criteria for a Performance Period equals or exceeds the Maximum Performance Criteria.

(r)           “Maximum Performance Criteria” means the Performance Criteria level at which the Maximum Long Term Incentive Award may be awarded to a Participant, as determined by the Committee.

(s)           "Participant" means any person who, at a particular time, is an employee or officer or of the Company or its Subsidiaries and who, in accordance with Sections 3 and 4 has been selected to participate in this Plan.

(t)           “Performance Criteria” means the financial performance measures selected by the Committee for each Performance Period upon which awards payable under this Plan shall be based.  Performance Criteria from which the Committee may select shall include, but not be limited to return on beginning equity, margin, combined ratio, net operating income, earnings per share, tangible book value, leverage (i.e., gross written premiums divided by surplus) and A.M. Best Rating.  The Committee may select such other operational or strategic goals and objectives as it determines in its discretion.

(u)           “Performance Period” means the period designated by the Committee to be used to determine Long Term Incentive Awards under this Plan.  The Committee may, in its discretion, designate a performance period which is a period of one or more years.  Any pro rata awards that the Committee determines are payable shall be based on the Committee’s determination that the pro-rata performance targets have been satisfied and shall otherwise be paid as provided by this Plan.

(v)           "Plan" means this Meadowbrook Insurance Group, Inc. 2012 Long Term Incentive Plan.

(w)           "Restricted Stock" means Stock issued or issuable by the Company which is subject to the restrictions imposed by the Stock Option Plans.

(x)           "Restricted Stock Agreement" means an agreement between the Company and a Participant to evidence the terms and conditions of the issuance of Restricted Stock pursuant to the Stock Option Plans.

(y)           “Retirement” means a Participant’s termination of employment with the Company and all of its Subsidiaries on or after the date on which the Participant has attained age 62 and completed at least 12 years of service with the Company or its Subsidiaries and does not become employed elsewhere. For this purpose, years of service shall include all years of service that the Participant works for the Company or its Subsidiaries and the Participant’s years of service with a company prior to such company becoming affiliated with the Company by merger or the acquisition of the company’s assets, provided that the Participant became employed by the Company or one of its Subsidiaries immediately following such merger or acquisition  Years of service shall be determined by the number of whole years of service the Participant completes while continuously employed by the Company or its Subsidiaries, or the company that became affiliated with the Company by way of merger or acquisition.

(z)           “Separation from Service” means a Participant’s termination of employment with the Company and all of its Subsidiaries for reasons other than death.  Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Company and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services to the Company and its Subsidiaries if the Participant has been providing services to the Company and its Subsidiaries less than 36 months).

(aa)           “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

(bb)           "Stock" means shares of the Company's common stock.

(cc)           “Stock Award” means the portions of the Long Term Incentive Award that will be paid in the form of Restricted Stock.

(dd)           “Stock Option Plans” means the 2002 Stock Option Plan and the 2009 Equity Compensation Plan.

(ee)           "Subsidiary" has the same meaning as "Subsidiary Corporation" as defined in Code Section 424(f).

(ff)           “Target Long Term Incentive Award” means the Long Term Incentive Award which the Committee, subject to its discretion, would declare if the Company’s Target Performance Criteria for a Performance Period is met.

(gg)           “Target Performance Criteria” means the Performance Criteria level at which the Target Long Term Incentive Award may be awarded to a Participant, as determined by the Committee.

(hh)           “Tax Withholding Liability” means all federal and state income taxes, social security tax, Medicare tax and any other taxes applicable to the income arising from the payment of a Long Term Incentive Award and required by applicable law to be withheld by the Company.  The Committee shall retain the discretion to determine the amount of Tax Withholding Liability.

(ii)           “Threshold Long Term Incentive Award” means the Long Term Incentive Award which the Committee, subject to its discretion, would declare if the Company’s Performance Criteria for a Performance Period is the Threshold Performance Criteria.

(jj)           “Threshold Performance Criteria” means the Performance Criteria level below which no Long Term Incentive Award shall be awarded to a Participant, as determined by the Committee.

3.      Eligibility.  The Committee shall select the key employees and executives of the Company who shall be eligible to participate in the Plan.  When the Committee selects a key employee or executive for participation in the Plan, the Committee shall designate the Performance Period in which participation in the Plan by such individual shall commence and, unless otherwise determined by the Committee, each Participant shall participate in the Plan as of the first day of the Performance Period designated by the Committee.

4.       Administration.

(a)      Administration by the Committee.  The Committee, subject to the direction of the Board, will administer this Plan, but may delegate such powers or duties to employees of the Company or its Subsidiaries, as it deems appropriate.  The Board may take any action under this Plan that the Committee could otherwise take.

(b)      Authority and Discretion of Committee.  The Committee will have full and final authority in its discretion, at any time subject only to the express terms, conditions and other provisions of the Company's articles of incorporation, bylaws and this Plan, and the specific limitations on such discretion set forth herein:

1.           to select and approve the persons who may become Participants and to whom Long Term Incentive Awards may be made;

2.           to determine the amount of a Participant’s Base Salary to be used in calculating a Long Term Incentive Award;

3.           to determine the amount of any Long Term Incentive Awards, Threshold Long Term Incentive Awards, Target Long Term Incentive Awards and Maximum Long Term Incentive Awards;

4.           to determine the portion of any Long Term Incentive Award to be payable as a Cash Award and the portion of such award payable in Restricted Stock, subject to the terms and conditions of the Stock Option Plans;

5.           to determine the timing of Long Term Incentive Award payments, which shall be specified not later than 90 days after the commencement of the Performance Period, but in no event after 25% of the Performance Period has elapsed.

6.           to determine the Performance Period and the date in any Performance Period as of which a Participant shall commence participation in the Plan;

7.           to determine the Crediting Rate to be applied to the portion of any Cash Award that is unpaid and the date or dates on which the Cash Award shall be paid;

8.           to select and determine the results for each Performance Criteria upon which Long Term Incentive Awards for each Performance Period shall be determined;

9.           to determine Long Term Incentive Awards to be declared for each Plan Participant; and

10.           to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan.

(c)      Establishment of Written Performance Criteria.  The Committee shall establish in writing the Performance Criteria and a schedule of Threshold Long Term Incentive Awards, Target Long Term Incentive Awards and Maximum Long Term Incentive Awards not later than 90 days after the commencement of the Performance Period, but in no event after 25% of the Performance Period has elapsed. The Company shall provide such information to Plan Participants.

5.      Long Term Incentive Awards.  Following the end of a Performance Period, the Committee shall determine the results for each Performance Criteria for the Company for that Performance Period and, unless otherwise determined by the Committee, shall declare Long Term Incentive Awards to Participants in accordance with an agreed upon formula.

(a)      Threshold, Target and Maximum Awards.  For each Performance Period, the Committee shall establish Threshold Performance Criteria, Target Performance Criteria and Maximum Performance Criteria.  The Committee shall also establish a Threshold Long Term Incentive Award, a Target Long Term Incentive Award and a Maximum Long Term Incentive Award that may become payable pursuant to this Plan, such Threshold, Minimum and Maximum Long Term Incentive Awards being stated as a percentage of the Target Long Term Incentive Award.

(b)      Pro-Rata Awards.  Unless the Committee otherwise determines, if the Performance Criteria level attained for a Performance Period is between the Threshold Performance Criteria and the Target Performance Criteria, the Committee shall declare Long Term Incentive Awards between the Threshold Long Term Incentive Award and the Maximum Long Term Incentive Award determined by interpolation. Unless the Committee otherwise determines, if the Performance Criteria level attained for a Performance Period is between the Target Performance Criteria and the Maximum Performance Criteria, the Committee shall declare Long Term Incentive Awards between the Target Long Term Incentive Award and the Maximum Long Term Incentive Award determined by interpolation.

(c)      Committee Discretion.  Until the date on which the Committee declares Long Term Incentive Awards for a Performance Period, the Committee retains the discretion to not declare in whole or in part a Long Term Incentive Award to any Participant for any reason the Committee deems fit, notwithstanding the Company’s achievement of any level Performance Criteria for a Performance Period.

(d)      Allocation of Long Term Incentive Awards.  For each Performance Period, the Committee shall determine the portion of the Long Term Incentive Award that shall be payable as a Cash Award and the portion of the Long Term Incentive Award that shall be payable as a Stock Award.  The number of shares of Company Stock to be subject to a Stock Award shall be the number of shares, rounded to the nearest whole share, equal to the percentage of the Long Term Incentive Award to be paid in Restricted Stock divided by the Fair Market Value of Company Stock as of the date the Committee approves the Threshold, Target and Maximum Long Term Incentive Award under Section 5(a).  Any portion of a Long Term Incentive Award that is payable as a Stock Award shall be made under the terms and conditions of  Company’s Stock Option Plans and  shall be subject to the approval of the committee for the Stock Option Plans.  In the event that the committee for the Stock Option Plans determines that it will not or cannot make a Stock Award recommended by the Committee for this Plan, the Committee may declare an additional Cash Award to Participants in this Plan.

(e)      Payment of Cash Awards.  The Company shall pay Cash Awards to Participants one or more installments as determined by the Committee.  The Committee shall designate the number of and timing of such installments within 90 days after the commencement of the Performance Period, but in no event after 25% of the Performance Period has elapsed.  If the Committee determines that the Cash Award shall be payable in more than one installment, then the first installment shall be paid no later than March 1 of the calendar year following the end of the applicable Performance Period and the second and any additional installments shall be paid in the next succeeding calendar years no later than March 1 of the each year.  The second and any additional installments shall be credited with interest at the Crediting Rate, determined as of the beginning of each calendar year. Notwithstanding any provision of this Plan to the contrary, if, under such procedures as established by the Company in accordance with Code Section 409A, the Company determines that the Participant is considered a Specified Employee as of the Participant’s Separation from Service, any Cash Awards payments that are made upon Separation from Service may not, to the extent required by Code Section 409A, commence earlier than six months after the date of Separation from Service.  Any such distribution or series of distributions to be made due to a Separation from Service shall commence no earlier than the first day of the seventh month following the Separation from Service, provided that to the extent permitted by Code Section 409A, only payments scheduled to be paid during the first six months after the date of such Separation from Service shall be delayed and such delayed payments shall be paid in a single sum on the first day of the seventh month following the date of such Separation from Service.

(f)      Tax Withholding. The Company shall withhold from the payment of any Long Term Incentive Awards the amount of any Tax Withholding Liability that the Committee determines is due upon the declaration of the Long Term Incentive Award.

(g)      Effect of Termination of Employment.  In the event of a Participant’s termination of employment with the Company and its Subsidiaries, the payment of Cash Awards, Restricted Stock and Long Term Incentive Awards shall be subject to one of the following two subsections.

1.           Termination for Cause or Voluntary Termination.   In the event a Participant’s employment with the Company and its Subsidiaries is terminated by the Company or its Subsidiaries for Cause or the employment with Company and its Subsidiaries is terminated by the Participant without Good Reason, the Participant shall (i) not be entitled to the payment of any Cash Award previously declared by the Committee that has not yet been paid to the Participant; (ii) except as otherwise provided in a Restricted Stock Agreement, forfeit all shares of Restricted Stock that have not become vested; and (iii) not be entitled to any Long Term Incentive Award for the Performance Period in which such termination of employment occurs.

2.           Retirement, Death, Disability or Termination with Good Reason or by Company without Cause.  In the event a Participant’s employment with the Company and its Subsidiaries is terminated by the Company or its Subsidiaries without Cause, by the Participant for Good Reason or due to the Participant’s death, Disability, Retirement, the Participant (or the Participant’s beneficiary) shall (i) be entitled to the payment of any Cash Award previously declared by the Committee that has not yet been paid to the Participant, such payment to occur, unless otherwise determined by the Committee, at the same time as such payments would have been made pursuant to Section 5(e); (ii) as provided in the applicable Restricted Stock Agreement, either become vested in all shares of Restricted Stock that have not yet become vested or continue to vest in such shares of Restricted Stock in accordance with the terms and conditions of the Restricted Stock Agreement; and (iii) be entitled to a pro rata portion of the Long Term Incentive Award for the Performance Period in which such termination of employment occurs based on the performance criteria designated by the Committee for the Performance Period, including the Company’s actual performance for the Performance Period and such pro rata Long Term Incentive Award shall be paid at the same time as the Long Term Incentive Award is paid to Participants whose employment has not terminated.

3.           A termination of employment for purposes of Section 5(g)(2) shall mean the Participant’s termination of employment for any reason other than death provided the termination of employment is a Separation from Service as defined in Code Section 409A and the regulations promulgated thereunder.

4.           Notwithstanding any provision of this Plan to the contrary, if, under such procedures as established by the Company in accordance with Code Section 409A, the Company determines that the Participant is considered a Specified Employee as of the Participant’s Separation from Service, any Cash Awards payments that are made upon Separation from Service may not, to the extent required by Code Section 409A, commence earlier than six months after the date of Separation from Service.  Any such distribution or series of distributions to be made due to a Separation from Service shall commence no earlier than the first day of the seventh month following the Separation from Service, provided that to the extent permitted by Code Section 409A, only payments scheduled to be paid during the first six months after the date of such Separation from Service shall be delayed and such delayed payments shall be paid in a single sum on the first day of the seventh month following the date of such Separation from Service.

(h)      Effect of Change in Control.  In the event of a Change in Control of the Company, Participants shall, immediately upon the effective date of the Change in Control, be entitled to the payment of (i) a pro rata portion of the Long Term Incentive Award for the Performance Period in which  the Change in Control occurs based on the Company’s Performance Criteria as of such date; (ii) Cash Awards that have not yet been paid for a Performance Period ending prior to the effective date of the Change in Control; and (iii) to the extent provided in a Restricted Stock Agreement, all shares of Restricted Stock shall become fully vested and nonforfeitable.  The Committee may, in its discretion, determine that a change in control that is not otherwise a Change in Control, nonetheless invokes the provisions of subsections 5(h)(i) through (iii) of this Plan, provided that such event also constitutes a change in the ownership or effective control pursuant to Code Section 409A(a)(2)(A)(v) and the final regulations promulgated thereunder.

6.      Amendment and Discontinuance.  The Committee may amend, and the Board may suspend or discontinue, this Plan at any time provided that no action of the Committee shall alter or impair any Long Term Incentive Award previously granted under this Plan without the consent of such affected Participant.

7.      Plan Binding upon Successors.  This Plan shall be binding upon and inure to the benefit of the Company, its Subsidiaries, and their respective successors and assigns, and Participants and their respective assigns, personal representatives, heirs, legatees and beneficiaries.

8.      Not a Contract of Employment.  Nothing in this Plan shall obligate a Participant to continue to in the employment of the Company or its Subsidiaries, or require the Company or its Subsidiaries to employ the Participating executive in any capacity.

9.      Governing Law.  This Plan will be governed by, and construed in accordance with, the laws of the State of Michigan, without regard to its conflict of laws provisions.

10.      Copies of Plan.  A copy of this Plan will be delivered to each Participant at or before the time he or she is designated as a Participant in this Plan.

11.      Compliance with Code Section 409A. Solely to the extent that compensation under this Plan is considered deferred compensation under Code Section 409A, this Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Code Section 409A and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Plan.

12.      Distributions upon Income Inclusion under Code Section 409A.  Upon the inclusion of any Cash Award or Long Term Incentive Award into the Participant’s income as a result of the failure of this Plan to comply with the requirements of Code Section 409A, the Company shall distribute such portion of any Cash Award or Long Term Incentive Award to the Participant in a single lump sum as soon as is administratively practicable following the discovery of such failure.

Date Plan Adopted by Board of Directors:  July 27, 2012